Exhibit 99.1
The Timken Company
Media Contact: Denise Bowier
Manager — Global Corporate & Financial
Communications
Mail Code: GNW-37
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-3485
Facsimile: (330) 471- 4118
denise.bowler@timken.com
Investor Contract: Steve Tschiegg
Manager–Investor Relations
Mail Code: GNE-26
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-7446
Facsimile: (330) 471 -2797
steve.tschlegg@timken.com
For Additional Information:
www.timken.com/media
www.timken.com/Investor
NEWS RELEASE
The Timken Company Reports Strong
First Quarter Results
     CANTON, Ohio — April 27, 2006 — The Timken Company (NYSE: TKR) today reported record first quarter sales of $1.35 billion, up 3 percent from the same period a year ago. First quarter net income increased 13 percent to $65.9 million, or $0.70 per diluted share, from $58.2 million, or $0.63 per diluted share, in the first quarter a year ago.
     Excluding special items, earnings per diluted share increased 11 percent to $0.71 from $0.64 in last year’s first quarter. Special items in the first quarter included manufacturing restructuring and rationalization charges that totaled $4.8 million of pretax expense, compared to $1.1 million in the same period a year ago.
     “Our strong first quarter results reflect the ongoing strength of industrial markets and the performance of our steel business,” said James W. Griffith, president and chief executive officer. “We are focused on accelerating profitable growth in industrial markets while repositioning our automotive portfolio to improve its earnings power.”
     During the quarter, the company:
•	Set production and shipment records in the Steel Group;

•	Continued major capacity expansions for industrial products at several plant locations around the world; and

The Timken Company
•	Made further progress relating to Automotive Group restructuring actions and manufacturing performance improvement.
     Total debt at March 31, 2006 was $768.5 million, or 32.8 percent of capital. Debt was higher than the 2005 year-end level of $721.0 million due to seasonal working capital requirements. Net debt at March 31, 2006 was $737.2 million, or 31.9 percent of capital. The company expects to end the year with lower net debt and leverage than last year.
Industrial Group Results
     The Industrial Group had first quarter sales of $503.9 million, up 7 percent from $468.8 million for the same period last year. Industrial end markets showed broad strength, with the highest growth in the aerospace, distribution and heavy industry sectors.
     The Industrial Group’s earnings before interest and taxes (EBIT) of $45.9 million were down 2 percent from $47.0 million in the first quarter of 2005. EBIT performance was negatively affected by higher manufacturing costs due to the ramp up of capacity additions and higher raw material and energy costs. While operating margins in the first quarter were lower than the same period a year ago, the company expects Industrial Group margins for the full year to improve over last year’s levels.
Automotive Group Results
     The Automotive Group’s first quarter sales of $421.0 million were flat compared to the same period a year ago. Improved pricing was offset by lower volume due to decreased North American light truck production.

The Timken Company
     The Automotive Group recorded a first quarter loss of $3.1 million compared to a loss of $5.1 million for the same period a year ago. The first quarter of 2006 was negatively impacted by a $3.5 million increase in the company’s accounts receivable reserve for automotive industry credit exposure. The Automotive Group’s results benefited from improved pricing and manufacturing performance. The company expects improved Automotive Group performance throughout the rest of the year.
Steel Group Results
     Steel Group sales of $468.2 million were up slightly from record sales in the first quarter a year ago. Increased pricing and higher demand in aerospace, service center and energy markets were mostly offset by lower automotive sales. First quarter EBIT was a record $71.1 million, up 12 percent from $63.7 million for the same period last year. Price increases, improved sales mix and increased manufacturing productivity accounted for the strong performance. The company expects the Steel Group profitability for the year to approach last year’s record performance.
Outlook
     The company, which recently increased 2006 earnings estimates, expects continued strength in industrial markets, particularly in aerospace, energy, mining and rail. Margin improvement is expected in the Automotive and Industrial Groups, and Steel Group margin performance should approach last year’s record levels. Earnings per diluted share, excluding special items, are estimated to be $0.75 to $0.80 for the second quarter. The

Thew Timken Company
company recently increased its 2006 earnings estimate to $2.80 to $2.95 per diluted share, excluding special items.
Conference Call Information
     The company will host a conference call for investors and analysts today to discuss financial results.

Conference Call:	Thursday, April 27, 2006
11 a.m. Eastern Daylight Time

Live Dial-In:	706-634-0975
(Call in 10 minutes prior to be included)
Replay Dial-In through May 4, 2006:
706-645-9291
Conference ID: #5676501

Live Web cast:	www.timken.com/investors
About The Timken Company
     The Timken Company (NYSE: TKR, http://www.timken.com) keeps the world turning with innovative ways to make customers’ products run smoother, faster and more efficiently. Timken’s highly engineered bearings, alloy steels and related products and services turn up everywhere. With operations in 27 countries, sales of $5.2 billion in 2005 and 27,000 employees, Timken is Where You Turn™ for better performance.
     Certain statements in this news release (including statements regarding the Company’s estimates and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: fluctuations in raw material and energy costs and the operation of the Company’s surcharge mechanisms; the Company’s ability to respond to the changes in its end markets; changes in the financial health of the Company’s customers; and the impact on operations of general economic conditions, higher raw material and energy costs, fluctuations in customer demand and the Company’s ability to achieve the benefits of its future and ongoing programs and initiatives, including the implementation of its Automotive Group

The Timken Company
restructuring, the rationalization of the Company’s Canton bearing operations, manufacturing transformation and rationalization activities. These and additional factors are described in greater detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, page 65. The Company undertakes no obligation to update or revise any forward-looking statement.
###

CONSOLIDATED STATEMENT OF INCOME	AS REPORTED		ADJUSTED (1)
(Thousands of U.S. dollars, except share data) (Unaudited)	1Q 06	1Q 05	1Q 06	1Q 05

Net sales	$1,347,080	$1,304,540	$1,347,080	$1,304,540
Cost of products sold	1,056,658	1,031,566	1,056,658	1,031,566
Manufacturing rationalization/Reorganization expenses — cost of products sold	3,036	1,124	—	—

Gross Profit	$287,386	$271,850	$290,422	$272,974
Selling, administrative & general expenses (SG&A)	173,875	163,630	173,875	163,630
Manufacturing rationalization/Reorganization expenses — SG&A	377	409	—	—
Impairment and restructuring	1,040	—	—	—

Operating Income	$112,094	$107,811	$116,547	$109,344
Other expense	(4,771)	(5,146)	(4,771)	(5,146)
Special items — other (expense) income	(308)	386	—	—

Earnings Before Interest and Taxes (EBIT) (2)	$107,015	$103,051	$111,776	$104,198
Interest expense, net	(11,602)	(12,102)	(11,602)	(12,102)

Income Before Income Taxes	$95,413	$90,949	$100,174	$92,096
Provision for income taxes	29,473	32,714	33,158	33,155

Net Income	$65,940	$58,235	$67,016	$58,941

Earnings Per Share	$0.71	$0.64	$0.72	$0.65

Earnings Per Share-assuming dilution	$0.70	$0.63	$0.71	$0.64

Average Shares Outstanding	92,942,082	90,804,936	92,942,082	90,804,936
Average Shares Outstanding-assuming dilution	94,010,483	91,871,363	94,010,483	91,871,363

(1) “Adjusted” statements exclude the impact of impairment and restructuring, manufacturing rationalization/ reorganization and special charges and credits for all periods shown.

BUSINESS SEGMENTS
(Thousands of U.S. dollars) (Unaudited)	1Q 06	1Q 05

Industrial Group
Net sales to external customers	$503,444	$468,449
Intersegment sales	435	398

Total net sales	$503,879	$468,847
Adjusted earnings before interest and taxes (EBIT) * (2)	$45,885	$46,999
Adjusted EBIT Margin (2)	9.1%	10.0%

Automotive Group
Net sales to external customers	$420,984	$420,265
Adjusted (loss) earnings before interest and taxes (EBIT) * (2)	($3,141)	($5,100)
Adjusted EBIT (Loss) Margin (2)	-0.7%	-1.2%

Steel Group
Net sales to external customers	$422,652	$415,826
Intersegment sales	45,530	51,605

Total net sales	$468,182	$467,431
Adjusted earnings before interest and taxes (EBIT) * (2)	$71,136	$63,725
Adjusted EBIT Margin (2)	15.2%	13.6%

*    Industrial Group, Automotive Group and Steel Group EBIT do not equal Consolidated EBIT due to intersegment adjustments which are eliminated upon consolidation.
(2) EBIT is defined as operating income plus other income (expense). EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT margin on a segment basis exclude certain special items set forth above. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin best reflect the performance of our business segments and EBIT disclosures are responsive to investors.

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:

(Thousands of U.S. Dollars) (Unaudited)	Mar 31, 2006	Dec 31, 2005
Short-term debt	$208,237	$159,279
Long-term debt	560,286	561,747

Total Debt	768,523	721,026
Less: cash and cash equivalents	(31,285)	(65,417)

Net Debt	$737,238	$655,609

Shareholders’ equity	1,572,222	1,497,067

Ratio of Total Debt to Capital	32.8%	32.5%
Ratio of Net Debt to Capital (Leverage)	31.9%	30.5%

This reconciliation is provided as additional relevant information about Timken’s financial position. Capital is defined as debt plus shareholder’s equity. Management believes Net Debt is more representative of Timken’s indicative financial position, due to the amount of cash and cash equivalents.
Reconciliation of GAAP net income and EPS — Basic and Diluted as previously disclosed.
This reconciliation is provided as additional relevant information about the company’s performance. Management believes adjusted net income and adjusted earnings per share are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net income to adjusted net income in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and gain on the sale of non-strategic assets.

	First Quarter		First Quarter
	06		05
(Thousands of U.S. dollars, except share data) (Unaudited)	$ EPS		$ EPS
	assuming dilution		assuming dilution

Net income	$65,940	$0.70	$58,235	$0.63

Pre-tax special items:

Manufacturing rationalization/reorganization expenses — cost of products sold	3,036	0.03	1,124	0.01

Manufacturing rationalization/reorganization expenses — SG&A	377	—	409	—
Impairment and restructuring	1,040	0.01	—	—
Special items — other expense (income):	308	—	(386)	—
Provision for income taxes	(3,685)	($0.03)	(441)	$0.00

Adjusted net income	$67,016	$0.71	$58,941	$0.64

Reconciliation of Outlook Information -
Expected earnings per diluted share for the second quarter and the full year exclude special items. Examples of such special items include impairment and restructuring, manufacturing rationalization/reorganization expenses, gain on the sale of non-strategic assets, and payments under the CDSOA. It is not possible at this time to identify the potential amount or significance of these special items. We cannot predict whether we will receive any additional payments under the CDSOA in 2006 and if so, in what amount. If we do receive any additional CDSOA payments, they will most likely be received in the fourth quarter.

CONSOLIDATED BALANCE SHEET	Mar 31	Dec 31
(Thousands of U.S. dollars) (Unaudited)	2006	2005

ASSETS
Cash & cash equivalents	$31,285	$65,417
Accounts receivable	784,920	711,783
Inventories	1,045,580	998,368
Deferred income taxes	108,649	104,978
Other current assets	113,317	102,763

Total Current Assets	$2,083,751	$1,983,309
Property, plant & equipment	1,535,583	1,547,044
Goodwill	204,892	204,129
Other assets	259,585	259,252

Total Assets	$4,083,811	$3,993,734

LIABILITIES
Accounts payable & other liabilities	$524,228	$500,939
Short-term debt	208,237	159,279
Income Taxes	52,063	38,993
Accrued expenses	313,373	375,264

Total Current Liabilities	$1,097,901	$1,074,475
Long-term debt	560,286	561,747
Accrued pension cost	236,481	246,692
Accrued postretirement benefits cost	518,047	513,771
Other non-current liabilities	98,874	99,982

Total Liabilities	$2,511,589	$2,496,667

SHAREHOLDERS’ EQUITY	1,572,222	1,497,067

Total Liabilities and Shareholders’ Equity	$4,083,811	$3,993,734

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS	For the three months ended
	Mar 31	Mar 31
(Thousands of U.S. dollars) (Unaudited)	2006	2005

Cash Provided (Used)
OPERATING ACTIVITIES
Net Income	$65,940	$58,235
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	51,601	$54,100
Other	3,632	($273)
Changes in operating assets and liabilities:
Accounts receivable	(70,316)	($82,242)
Inventories	(37,855)	($75,771)
Other assets	314	($11,870)
Accounts payable and accrued expenses	(43,891)	$34,898
Foreign currency translation (gain) loss	(6,101)	3,204

Net Cash Provided (Used) by Operating Activities	($36,676)	($19,719)

INVESTING ACTIVITIES
Capital expenditures	($41,073)	($32,363)
Other	1,188	$288
Acquisitions	—	(6,556)

Net Cash Used by Investing Activities	($39,885)	($38,631)

FINANCING ACTIVITIES
Cash dividends paid to shareholders	($14,026)	($13,686)
Net proceeds from common share activity	6,132	$10,075
Net (payments) borrowings on credit facilities	49,175	65,462

Net Cash (Used) Provided by Financing Activities	$41,281	$61,851

Effect of exchange rate changes on cash	$1,148	($2,700)

Increase (Decrease) in Cash and Cash Equivalents	(34,132)	801
Cash and Cash Equivalents at Beginning of Period	$65,417	$50,967

Cash and Cash Equivalents at End of Period	$31,285	$51,768